News release FOR IMMEDIATE RELEASE Avantor® Announces Ludovic Brellier as Executive Vice President, Bioscience & Medtech Products (BMP) & Chief Transformation Officer RADNOR, Pa. – April 23, 2026 – Avantor, Inc. (NYSE: AVTR), a leading global provider of mission- critical products and services to customers in the life sciences and advanced technology industries, today announced that Ludovic Brellier will join the company as Executive Vice President, Bioscience & Medtech Products (BMP) & Chief Transformation Officer on May 1, 2026. In this role, Mr. Brellier will be responsible for growing the BMP business and improving operational performance. He will also lead the Revival Management Office, driving transformation initiatives across the enterprise. Mr. Brellier is an accomplished executive with deep operational experience across healthcare and strategic business transformation. He joins Avantor from Danaher, where he was most recently President of Cytiva’s Hardware Solutions business, leading five business units responsible for early innovation through manufacturing and commercialization of services for the biopharma industry. While at Cytiva, Mr. Brellier previously served as President of Integrated Solutions & Services and VP Business Operations. He also led the effort to establish Cytiva as a standalone operating company within Danaher as well as the integration of Pall Life Sciences and Cytiva. “Ludovic is a skilled operator who has a successful track record of growing bioprocessing businesses both organically and inorganically, and our BMP segment is a strong platform that has a lot of potential for growth under his leadership,” said Emmanuel Ligner, Avantor’s President and CEO. “As we execute Revival across our enterprise, Ludovic’s past transformation and integration experience will be critical.” Ligner concluded. Mr. Brellier added, “Avantor’s bioprocessing platform has leading product brands with rich legacies and strong customer preference. I look forward to leveraging my manufacturing and commercialization skills to enhance our operations and drive sustainable growth in the business by enabling the product brands to reach their full potential. The successful execution of Revival will be critical to the success of both Avantor’s business segments,” Brellier concluded. Benoit Gourdier, current Executive Vice President of Avantor’s BMP Segment, will stay with the company until on or before the end of 2026 to ensure a smooth transition. About Avantor Avantor® is a leading life science tools company and global provider of mission-critical products and services to the life sciences and advanced technology industries. We work side-by-side with customers at every step of the scientific journey to enable breakthroughs in medicine,

page | 2 healthcare, and technology. Our portfolio is used in virtually every stage of the most important research, development and production activities at more than 300,000 customer locations in 180 countries. For more information, visit avantorsciences.com and find us on LinkedIn, X (Twitter) and Facebook. Investor Relations Contact Chris Fidyk Vice President, Investor Relations Avantor Chris.Fidyk@avantorsciences.com Global Media Contact Eric Van Zanten Head of External Communications Avantor 610-529-6219 Eric.VanZanten@avantorsciences.com SOURCE: Avantor and Financial News